Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 8, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Nobel Learning Communities, Inc. on Form 10-K for the fiscal year (52 weeks) ended June 27, 2009, which are incorporated by reference in these Post-effective Amendments No. 1 to the Registration Statements on Forms S-8 (File No. 333-140507, File No. 333-124247, File No. 33361372, File No. 333-61374, and File No. 033-64701). We consent to the incorporation by reference in these Registration Statements of the aforementioned reports.

/s/ Grant Thornton LLP
Grant Thornton LLP
Philadelphia, Pennsylvania
September 8, 2009